UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2013

MAJESCO ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Raritan Center Parkway
Edison, New Jersey
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On August 22, 2013, the Compensation Committee of the Board of Directors of Majesco Entertainment Company (the “Company”) approved amending and restating the Employment Agreement, dated July 25, 2011, by and between the Company and its Chief Financial Officer, Michael Vesey (the “Amended Agreement”). The Amended Agreement, among other things:

•	increased Mr. Vesey’s base salary from $250,000 to $300,000;

•	provided that all of Mr. Vesey’s equity awards (in addition to initial equity grants) would vest upon his death, disability, termination without cause or a voluntary termination for good reason;

•	increased Mr. Vesey’s severance due upon a termination without cause or voluntary termination for good reason, in either case, prior to a change of control, to include (i) continued welfare benefits for one year and (ii) an amount equal to his average “target” annual incentive opportunity over the prior three years (rather than a pro-rated annual incentive); and

•	increased Mr. Vesey’s severance due upon a termination without cause or voluntary termination for good reason, in either case, within the one year period following a change of control, to include (i) two years (rather than one year) of base salary, (ii) continued welfare benefits for one year, and (iii) an amount equal to his average “target” annual incentive opportunity over the prior three years (rather than a pro-rated annual incentive).

The foregoing description of the Amended Agreement is qualified in its entirety by reference to the full text of the Amended Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY
Dated: August 23, 2013

/s/ Jesse Sutton
Jesse Sutton
Chief Executive Officer